                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 2)/1/

                         The First Philippine Fund Inc.
           -----------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
           -----------------------------------------------------------
                         (Title of Class of Securities)

                                    336100102
           -----------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                      [X] Rule 13d-1(b)
                      [_] Rule 13d-1(c)
                      [_] Rule 13d-1(d)

___________________
         /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 ------------------------                                    ------------------
   CUSIP NO. 336100102                13G                    Page 2 of 4 Pages
 ------------------------                                    ------------------

 ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
1     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      President and Fellows of Harvard College

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            110,300 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          ----
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             110,300 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          ----
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          110,300 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          1.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON *(SEE INSTRUCTIONS)
12
                          EP

------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1(a)         Name of Issuer:
                             The First Phllippine Fund Inc.

     1(b)         Address of Issuer's Principal Executive Offices:
                             152 West 57/th/ Street
                             New York, New York  10019

Item 2(a)         Name of Person Filing:
                             President and Fellows of Harvard College

     2(b)         Address of Principal Business Office or, if none, Residence:
                             c/o Harvard Management Company, Inc.
                             600 Atlantic Avenue
                             Boston, MA  02210

     2(c)         Citizenship:
                             Massachusetts

     2(d)         Title of Class of Securities:
                             Common Stock

     2(e)         CUSIP Number:
                             336100102

Item 3 The reporting person is an employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

Item 4             Ownership:

     4(a)          Amount beneficially owned:
                             110,300 shares

     4(b)          Percent of Class:
                             1.1%

     4(c)          Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote:
                             110,300 shares

                   (ii)  shared power to vote or to direct the vote:

                                         ---------

                   (iii)  sole power to dispose or to direct the disposition of:
                             110,300 shares

                               Page 3 of 4 Pages

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                  (iv)  shared power to dispose or to direct the disposition of:

                                         --------

  Item 5          Ownership of Five Percent or Less of a Class:
                             This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

  Item 6          Ownership of More than Five Percent on Behalf of Another
                  Person:
                             Not Applicable.

  Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company:
                             Not Applicable.

  Item 8          Identification and Classification of Members of the Group:
                             Not Applicable.

  Item 9          Notice of Dissolution of Group:
                             Not Applicable.

  Item 10         Certification:

                  By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                        By:    /s/ Michael S. Pradko
                                           -------------------------------------
                                        Name:      Michael S. Pradko
                                        Title:     Authorized Signatory

February 12, 2003

                               Page 4 of 4 Pages